     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 15, 1997
                                                     REGISTRATION NO. 333-

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                             RADIANT SYSTEMS, INC.
            (Exact name of registrant as specified in its charter)
         GEORGIA                     7373                    11-2749765
     (State or other           (Primary Standard            (IRS Employer
     jurisdiction of              Industrial           Identification Number)
    incorporation or          Classification Code
      organization)                 Number)

                              1000 ALDERMAN DRIVE
                           ALPHARETTA, GEORGIA 30202
                                (770) 772-3000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                JOHN H. HEYMAN
                           EXECUTIVE VICE PRESIDENT
                             RADIANT SYSTEMS, INC.
                              1000 ALDERMAN DRIVE
                           ALPHARETTA, GEORGIA 30202
                                (770) 772-3000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                  Copies to:
      ARTHUR JAY SCHWARTZ, ESQ.                  WILLIAM H. AVERY, ESQ.
   SMITH, GAMBRELL & RUSSELL, LLP                   ALSTON & BIRD LLP
             SUITE 1800                            ONE ATLANTIC CENTER
      3343 PEACHTREE ROAD, N.E.                1201 WEST PEACHTREE STREET
       ATLANTA, GEORGIA 30326                    ATLANTA, GEORGIA 30309
           (404) 264-2620                            (404) 881-7000

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] 333-30289

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                        CALCULATION OF REGISTRATION FEE

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
       TITLE OF EACH CLASS               PROPOSED MAXIMUM
        OF SECURITIES TO                     AGGREGATE                     AMOUNT OF
          BE REGISTERED                OFFERING PRICE (1)(2)           REGISTRATION FEE
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
Common Stock, no par value.......           $8,876,570                      $2,690
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
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(1) Includes 48,750 shares that may be sold by the Company upon exercise of the Underwriters' over-allotment option.
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

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

                          INCORPORATION BY REFERENCE

        The contents of the Registration Statement on Form S-1, Registration No. 333-30289 are hereby incorporated by reference.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alpharetta, Georgia on July 15, 1997.

                                          Radiant Systems, Inc.

                                                      /s/ Erez Goren
                                          By: _________________________________
                                             EREZ GOREN, CO-CHAIRMAN AND CHIEF
                                                     EXECUTIVE OFFICER

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              SIGNATURE                        TITLE                 DATE

           /s/ Erez Goren              Co-Chairman of the       July 15, 1997
-------------------------------------   Board, President
             EREZ GOREN                 and Chief Executive
                                        Officer

                  *                    Co-Chairman of the       July 15, 1997
-------------------------------------   Board and Chief
             ALON GOREN                 Technology Officer

                  *                    President, Chief         July 15, 1997
-------------------------------------   Operating Officer
           ERIC B. HINKLE               and Director

         /s/ John H. Heyman            Executive Vice           July 15, 1997
-------------------------------------   President, Chief
           JOHN H. HEYMAN               Financial Officer
                                        and Director

                  *                    Controller               July 15, 1997
-------------------------------------   (Principal
              PAUL ILSE                 Accounting Officer)

                  *                    Director                 July 15, 1997
-------------------------------------
          JAMES S. BALLOUN

                  *                    Director                 July 15, 1997
-------------------------------------
            EVAN GROSSMAN

         /s/ John H. Heyman
* By: _______________________________
          ATTORNEY-IN-FACT

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